SECOND AMENDMENT

TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated this 25th day of August, 2011, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended August 25, 2010, is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Ronald R. Redell	By:	/s/ Michael R. McVoy

Name:	Ronald Redell	Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President

8/2011	1

Amended Exhibit A to the Fund Accounting Servicing Agreement

DoubleLine Funds Trust

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund
DoubleLine Core Fixed Income Fund
DoubleLine Emerging Markets Fixed Income Fund
DoubleLine Multi-Asset Growth Fund
DoubleLine Low Duration Bond Fund

And any other Funds listed in the then current Prospectus.

8/2011	2